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                                                                    EXHIBIT 99.1

NEWS FAX

        WSMP, Sagebrush Sign Letter of Intent For WSMP To Acquire Sagebrush

      CLAREMONT, N. C. , Sept. 26 /PRNewswire/ -- WSMP, Inc. (Nasdaq: WSMP) , and Sagebrush, Inc. (Nasdaq: SAGE, have signed a letter of intent to pursue WSMP's acquisition of Sagebrush in a stock far stock merger of the two North Carolina - based companies.
      The pooling of interests transaction is subject to various conditions including the approval of Sagebrush directors and shareholders. WSMP's board of directors approved the proposed transaction in a special meeting Thursday.
      This letter of intent anticipates that WSMP will issue new shares of common stock to Sagebrush shareholders and that the combining of the two companies will be a pooling of interest for financial statement purposes. The letter of intent was jointly announced today by Charles F. Connor, Jr. , chairman of the board of Sagebrush; L. Dent Miller, president and chief executive officer of Sagebrush; James C. Richardson, Jr., vice chairman and chief executive officer of WSMP; and David R. Clark, president and chief operating officer of WSMP.
      Sagebrush owns and operates 31 Texas-style steakhouse restaurants in North Carolina, South Carolina, Virginia and Tennessee.
      WSMP is comprised of a restaurant division and a variety of food processing operations. Its restaurant operations include 34 company-owned and 47 franchised restaurants, with a majority of these being Western Steer (R) Steaks, Buffet and Bakery restaurants, Prime Sirloin (R) Buffet, Bakery and Steaks restaurants, and Bennett's (TM) Smokehouse and Saloon restaurants.
      In its Mom 'n' Pop's (R) food processing operations, WSMP has the capacity to produce more than four million microwaveable sandwiches per week in its Claremont facility. It also produces packaged, refrigerated meats, vegetables, desserts and other items targeted for the Home Meal Replacement market. And WSMP is one of the largest country ham producers in the nation.

SOURCE WSMP,    Inc.
    -0- 9/26/97
   /CONTACT: David R. Clark, President and Chief Operating Officer, WSMP,
Inc., 704-459-7626, or L. Dent Miller, President and Chief Executive Sagebrush, Inc. 704-459-0821/
  /Company News On Call: http:// prnewswire.com or 800-758-5804 ext. 964375/
   (WSMP SAGE)